EXHIBIT 5.0

                                           January 10, 1997



Panda Funding corporation
Panda Interfunding Corporation
4100 Spring Valley Road
Suite 1001
Dallas, TX  75244

Dear Sirs:

     We have acted as counsel for Panda Interfunding Corporation, a Delaware corporation (the "Company"), and Panda Interfunding Corporation, a Delaware Corporation, in connection with the proposed issuance and sale by the Company of up to $105,525,000 in aggregate principal amount of 11 5/8% Pooled Project Bonds, Series A-1 due 2012 (the "Bonds"), which are being registered with the Securities and Exchange Commission on Form S-1 (Registration No. 333-14495) under the Securities Act of 1933, as amended (the "Act"), and Amendment No. 1 thereto which is proposed to be filed on January 13, 1997 (collectively, the "Registration Statement"). The Bonds are to be issued pursuant to a Trust Indenture, dated as of July 31, 1996, among the Company, Panda Interfunding Corporation and Bankers Trust Company, as trustee, as amended and supplemented by a First Supplemental Indenture dated as of July 31, 1996 and a Second Supplemental Indenture dated as of January 6, 1997 (such Indenture, together with such Supplemental Indentures, the "Indenture"), and are to be exchanged for the Company's 11 5/8% Pooled Project Bonds, Series A due 2012 (the
"Old Bonds").

      As such counsel, we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-Laws of the Company, as amended to the date hereof, the Indenture and resolutions adopted by the Company's Board of Directors in connection with the authorization, registration, issuance and sale of the Bonds. We also have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company and other instruments, certificates of appropriate public officials and certificates of officers and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons.

     On the basis of the foregoing, we are of the opinion that, when the Registration Statement with respect to the Bonds filed pursuant to the Act has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the Bonds have been duly executed, authenticated and delivered in exchange for the Old Bonds, the Bonds will be legally and validly issued and will constitute the valid and binding obligations of the Company.

      We are members of the bar of the State of New York and with your approval do not herein express any opinion as to any matters governed by any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

      We hereby consent to the filling of this opninion as an exhibit to the Registration Statement and to the reference made to this firm under the capiton "Legal Matters" in the prospectus constituting part of the Registration Statement.

                              Very truly yours,


                              /s/ Chadbourne & Parke LLP